EXHIBIT 10.1

DEED OF CANCELLATION OF THE LEAVE AND LICENSE AGREEMENT DATED 28TH JULY 2010

THIS DEED OF CANCELLATION OF THE LEAVE AND LICENSE AGREEMENT DATED 28th July 2010 made at PUNE this 8th day of September 2010 at Pune

Between

Subhash Gaikwad, Hindu Undivided Family, and having residential address at Survey no 126/2B, OFF ITI Road, Opp National Housing society , Aundh, Pune-7,  and represented by its Karta, Mr. SUBHASH GAIKWAD, hereinafter referred to as “the Licensor” (which expression shall unless repugnant to the context or meaning thereof be deemed to mean and include its successors and assigns) of the One Part

AND

Cross Country Infotech Pvt. Ltd., a company incorporated under the Companies Act, 1956 and having its registered office at G1, Sigma House, Near ICC Tech Park, Senapati Bapat Road, Pune-411016, Maharashtra, India, hereinafter referred to as “the Licensee” of the Other Part.

The term ‘Licensor’ and ‘Licensee’, wherever the context so permits shall mean and include their respective Assignees, Nominees, Authorized Representatives, Heirs, Executors, Administrators and person or persons claiming through or under any of them.  (Where the context so permits and requires, the LESSOR and the LESSEE shall hereafter each be referred to as a “Party” and collectively referred to as the “Parties”).

WHEREAS the Licensor and the Licensee earlier entered into a Leave and License Agreement dated 28th July 2010 in respect of premises situated at Ground and First Floor in the building “AG Inspire”, survey no 126/2 Off. ITI Road, Aundh, Pune 411 007, admeasuring built-up area of 18,000 sq.ft. (“Licensed Premises”) for a period of five years;

WHEREAS, the said Leave and License Agreement dated 28th July 2010 was registered as Document No. HAVAL19-06937-2010 on 28th July 2010 with the Sub-Registrar Class 2 Haveli Pune 19;

WHEREAS, the under the said Leave and License Agreement the Licensee has paid a sum of Rs. 60,00,000/- (Rupees Sixty Lakhs Only) to the Licensor towards security deposit;

WHEREAS subsequent to the entering into the above Leave and License Agreement dated 28th July 2010, the Licensee faced various problems and third party obstructions in accessing the Licensed Premises from the main road and approach road connecting the building (wherein the Licensed Premises situated) with the main road i.e., from Shree Nanda Hotel to building AG Inspire;

WHEREAS, in view of the said obstructions and problems experienced by the Licensee in accessing the Licensed Premises, the Licensor and the Licensee has negotiated between themselves and on mutual consent agreed to fully terminate and cancel the above Leave and License Agreement dated 28th July 2010 was registered as Document No. HAVAL19-06937-2010 on 28th July 2010 with the Sub-Registrar Class 2 Haveli Pune 19, under the terms and conditions of this Deed of Cancellation.

NOW THIS DEED OF CANCELLATION WITNESSETH:

1.
The Licensor and the Licensee hereby agree & confirm that the Leave and License Agreement dated 28th July 2010 was registered as Document No. HAVAL19-06937-2010 on 28th July 2010 with the Sub-Registrar Class 2 Haveli Pune 19, do hereby stands fully terminated and cancelled without any surviving and subsisting obligations and rights on the part of the parties to the said License Agreement dated 28th July 2010, except the rights provided to and reserved by the Licensee in this Deed of Cancellation.

2.
The Licensor hereby confirms and agrees that a sum of Rs 60,00,000/- (Sixty Lakhs) already received by licensor from the licensee is fully refundable to the Licensee by the Licensor on the above cancellation of the License Agreement dated 28th July 2010 however,  represents that from out of the above said security deposit of Rs. 60,00,000/- received by the Licensor from the Licensee, a sum of Rs. 15,00,000 has been spent by the Licensor for fabricating and preparing furniture for the Licensed Premises for the use of the Licensee and requested the Licensee to take over the said furnitures.  According the Licensee hereby agrees that on the Licensor providing proper accounts and supportings in respect of the above said amount of Rs. 15,00,000 having been spent by the Licensor for the furnitures to be provided in the Licensed Premises, the Licensee shall take over the said furtnitures on cost-to-cost basis from the Licensor.

3.
The Licensor hereby further agrees, confirms and undertakes that the balance sum of Rs. 45,00,000/- (from out of the total security deposit amount of Rs. 60,00,000/- paid by the Licensee to the Licensor and after deducting a sum of Rs. 15,00,000/- to be the paid by the Licensee to the Licensor in respect of the furnitures to be taken over by the Licensee as stated above) shall be paid and refunded by the Licensor to the Licensee in the following manner:-

a.	A sum of Rs. 15,00,000/- being 1/3rd of the net amount payable by the Licensor to the Licensee, on 8th November 2010;
b.	A sum of Rs. 15,00,000/- being another 1/3rd of the net amount payable by the Licensor to the Licensee, on 8th January 2011; and
c.	A sum of Rs. 15,00,000/- being the balance 1/3rd of the net amount payable by Licensor to the Licensee on 8th March 2011

4.
In discharge of the above payment and refund liabilities of the Licensor towards the Licensee, the Licensor is hereby handing over the following cheques to the Licensee drawn in favour of the Licensee:-

S.No.	Cheque No	Date	Amount/Rs.	Drawn on
1.	337419	08/11/2010	15,00,000	PUNJAB NATIONAL
2.	337420	08/01/2011	15,00,000	PUNJAB NATIONAL
3.	337421	08/03/2011	15,00,000	PUNJAB NATIONAL

5.	The Licensor hereby confirms and undertakes that

a.
the above cheques handed over the Licensor to the Licensee in discharges of the liabilities of the Licensors towards the Licensee would be honoured on presentation of the said cheqes on the respective dates for which the cheques have been issued, without fail or any default;

b.	the bank account from which the cheques have been issued shall not be closed unless all the above cheques are duly honoured by the Licensor;
c.	shall not under any circumstances dispute, impede or otherwise hinder the encashment of the above cheques by the Licensee; and
d.
if for any reason any of the above cheques are returned or unpaid or dishonoured, the Licensee shall, in addition to other rights available to it under law for such dishonour of cheques shall also be fully entitled to an interest @ 18% p.a. on all unpaid amounts from the date of this Deed of Cancellation and  simultaneously the licesee hall also have all its rights and claims against the Licensor under the Leave and License Agreement dated 28th July 2010 for inconvenience faced and losses or damages suffered by the Licensee due to problems faced in accessing  the Licensed Premises or otherwise due to any reason attributable to the licensee.

6.
The Licensor hereby further agrees, confirms and acknowledges that on execution of this cancellation deed the Licensor shall not have any right or claim of  whatsoever nature; against the Licensee under the Leave and License Agreement dated 28th July 2010 or otherwise.

7.
The Licensor hereby further agrees and confirms that notwithstanding the above provision of cheques by the Licensor to the Licensee, if pending encashment of the above cheques or any of them by the Licensee, the Licensed Premises is licensed to any third party  the Licensor shall on receipt of the advance or deposit from the prospective licensee of the Licensed Premises immediately and forthwith pay to the Licensee all the amounts due to the licensee under any cheque that has not been encashed by the Licensee.

8.
Accordingly, until the entire amounts payable by the Licensor to the Licensee under this Deed of Cancellation is duly received by the Licensee, the Licensee shall have its charge, lien and security interest over any future license fees or advance that may be received by the Licensor in relation to the Licensed Premises from any prospective licensee(s), in future.

9.
Any dispute arising out of this Deed of Cancellation or in any manner touching upon it shall be settled through arbitration by a sole arbitrator under Arbitration and Conciliation Act, 1996, at Pune.  Courts at Pune shall have exclusive competent jurisdiction.

10.
The Licensor shall extend its full co-operation for registration of this Deed of Cancellation with Sub Registrar of Assurances, having jurisdiction, if it is necessary to register this document. The cost of such registration will be borne by Licensee.

IN WITNESS WHEREOF THE PARTIES HEREIN HAVE SUBSCRIBED THEIR RESPECTIVE HANDS ON THE DATE, MONTH, YEAR AND PLACE FIRST ABOVE WRITTEN.

For Subhash Gaikwad (HUF)	For Cross Country Infotech Pvt. Ltd.,

/s/ Subhash Gaikwad	/s/ Srinivas Chidumalla
Subhash Gaikwad,	Authorized Signatory
(Karta)

WITNESSES:

1. /s/ Sudhir Gaikwad	2. /s/ Sanjay Bajaj

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